Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS SECOND QUARTER RESULTS

•                  EARNINGS PER SHARE OF $0.98, UP FROM $0.95 PER SHARE A YEAR AGO

•                  NEW AWARDS OF $7.2 BILLION; ENDING BACKLOG OF $37 BILLION

IRVING, TEXAS — August 1, 2013 — Fluor Corporation (NYSE: FLR) today announced financial results for its second quarter ended June 30, 2013.  Net earnings attributable to Fluor for the second quarter were $161 million, or $0.98 per diluted share, compared with $161 million, or $0.95 per diluted share, in the second quarter of 2012.  Consolidated segment profit for the quarter was $288 million and revenue was $7.2 billion, comparable with results in the second quarter of 2012.  Current quarter segment profit reflects strong growth in the Oil & Gas segment, which was largely offset by a decline in the Government segment due primarily to the impact of a charge of $17 million, or approximately $0.07 per share, relating to the resolution of the company’s final outstanding embassy claim.  Revenue growth in the Oil & Gas and Power segments was offset by lower revenue in Industrial & Infrastructure and Government.

New awards for the second quarter were substantial at $7.2 billion, including $3.6 billion in Industrial & Infrastructure and $3.3 billion in Oil & Gas.  Consolidated backlog at the end of the quarter was $37.0 billion, which compares with $37.5 billion at the end of last quarter.

“I am increasingly optimistic about the Company’s prospects, particularly with the strength of future opportunities in oil and gas,” said Chairman and Chief Executive Officer David Seaton.  “We continue to pursue and receive a number of important front-end engineering and design awards, which we expect will translate into significant EPC awards over the next few years.”

Corporate G&A expense for the second quarter of 2013 was $32 million, which compares with $31 million in the second quarter of 2012.  Fluor’s financial condition remains strong, with cash plus current and noncurrent marketable securities totaling $2.6 billion at the end of the second quarter.

Outlook

While growth opportunities in Oil & Gas remain robust, the unexpected charge relating to the final embassy claim and the slowdown in mining and metals have put pressure on the upper end of the EPS guidance range for 2013.  As a result, the Company is tightening the EPS guidance range for 2013 to $3.85 to $4.20 per diluted share, which compares to the previous range of $3.85 to $4.35.

Business Segments

Fluor’s Oil & Gas business reported segment profit of $107 million, which is a 27 percent increase over the second quarter of 2012.  Revenue grew 24 percent to $2.9 billion, which compares with $2.3 billion last year.  Strong financial results in the second quarter reflect growing contributions from upstream and petrochemical projects.   New awards in the quarter totaled

$3.3 billion, including significant new scope on a large upstream project in Russia and a FEED award for Sasol’s ethane cracker in Louisiana.  Backlog at the end of the second quarter was $18.7 billion, which compares with $19.5 billion a year ago.

The Industrial & Infrastructure group reported segment profit of $129 million, which compares with $131 million in the second quarter of 2012.  Revenue for the second quarter was $3.1 billion, which declined from $3.6 billion a year ago due to lower contributions from the mining and metals business line.  Segment profit results reflect growth in the industrial services and infrastructure business lines, which was offset by a decline in mining and metals.  Segment new awards were $3.6 billion in the second quarter, including $2.9 billion for the expansion of the Cerro Verde copper project in Peru for Freeport-McMoRan.  Backlog at the end of the quarter was $16.2 billion, down from $21.4 billion a year ago, primarily due to lower mining and metals awards over the past year.

The Government group reported segment profit of $14 million, compared with $40 million in the second quarter of 2012.  Segment profit results for the quarter reflect lower LOGCAP IV task order volume and the impact of a $17 million charge relating to a court ruling on claims associated with the embassy project in Haiti.  With the resolution of this issue, there are no further embassy claims pending.  Revenue for the quarter declined 23 percent from a year ago to $675 million, mainly due to lower LOGCAP IV task order volume.  New awards totaled $256 million in the second quarter, compared with $769 million a year ago, primarily driven by the timing and volume of LOGCAP IV task orders.  Backlog at the end of the quarter was $531 million, compared with $505 million a year ago.

Segment profit for Global Services was $28 million in the second quarter, which compares with $38 million a year ago, on relatively flat revenue of $154 million.  The decline in segment profit from a year ago was primarily due to reduced contributions from the equipment business line.

Fluor’s Power group reported segment profit of $11 million, which includes expenses of $13 million for the research and development expenses associated with the company’s investment in NuScale.  This compares with a segment loss of $7 million a year ago, which included $15 million of NuScale expenses.  Revenue for the quarter increased substantially to $423 million, compared with $206 million a year ago, due to progress on gas-fired and solar projects.  New awards in the second quarter were $59 million, and segment backlog was $1.6 billion which compares with $1.7 billion in the second quarter of 2012.

Results for the Six Months

Net earnings attributable to Fluor for the six months ended June 30, 2013 were $328 million, or $2.00 per diluted share.  This compares with $316 million, or $1.86 per diluted share, for the first six months of 2012.  Revenue rose 7 percent to $14.4 billion, compared with $13.4 billion in the first half of last year.

Second Quarter Conference Call

Fluor will host a conference call at 9:00 a.m. Eastern time on Thursday, August 1, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.

About Fluor Corporation

For more than 100 years, Fluor Corporation (NYSE: FLR) has partnered with its clients to design, build and maintain many of the world’s most challenging and complex capital projects.  Through its global network of offices on six continents, more than 41,000 employees provide comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, fabrication, operations, maintenance and project management.  Today, the company serves a global client base in the energy, chemicals, government, industrial, infrastructure, operations & maintenance, manufacturing & life sciences, mining, power and transportation sectors.  Headquartered in Irving, Texas, Fluor ranks 110 on the FORTUNE 500 list and had revenue of $27.6 billion in 2012.  For more information, visit www.fluor.com and follow us on Twitter at @FluorCorp.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things, failure to achieve projected backlog, revenue and/or earnings levels; difficulties or delays incurred in the execution of contracts, resulting in cost overruns or liabilities, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; delays or defaults in client payments; current economic conditions affecting our clients, partners, subcontractors and suppliers; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; the Company’s failure to receive anticipated new contract awards and the related impacts on revenues, earnings, staffing levels and costs; client cancellations of, or scope adjustments to, existing contracts, including the Company’s government contracts that may be terminated at any time, and the related impacts on staffing levels and cost; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; foreign economic and political uncertainties that could lead to project disruptions, increased costs and potential losses; international security risks; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; risks or uncertainties associated with events outside of our control, such as the effects of severe weather, which may result in project delays, increased costs, liabilities or losses on projects; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; possible information technology interruptions or inability to protect intellectual property; liabilities arising for faulty services; the impact of anti-bribery and international trade laws and regulations; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; foreign exchange risks; failure to maintain safe worksites; the impact of environmental, health and safety regulations or other laws; possible limitations on bonding or letter of credit capacity; and risks or uncertainties associated with acquisitions, dispositions and investments.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 20, 2013. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED JUNE 30	2013	2012
Revenue	$7,190.3	$7,128.3
Cost and expenses:
Cost of revenue	6,857.5	6,809.8
Corporate general and administrative expense	31.9	31.2
Interest expense (income), net	2.2	(0.9)
Total cost and expenses	6,891.6	6,840.1
Earnings before income taxes	298.7	288.2
Income tax expense	91.4	95.7
Net earnings	207.3	192.5
Less: Net earnings attributable to noncontrolling interests	45.9	31.3
Net earnings attributable to Fluor Corporation	$161.4	$161.2
Basic earnings per share
Net earnings	$0.99	$0.96
Weighted average shares	162.8	168.3
Diluted earnings per share
Net earnings	$0.98	$0.95
Weighted average shares	164.1	169.4
New awards	$7,194.0	$7,301.7
Backlog	$37,048.9	$43,001.5
Work performed	$7,035.9	$6,970.2

SIX MONTHS ENDED JUNE 30	2013	2012
Revenue	$14,376.0	$13,418.4
Cost and expenses:
Cost of revenue	13,701.3	12,824.0
Corporate general and administrative expense	64.5	69.0
Interest expense (income), net	5.2	(3.6)
Total cost and expenses	13,771.0	12,889.4
Earnings before income taxes	605.0	529.0
Income tax expense	184.4	159.3
Net earnings	420.6	369.7
Less: Net earnings attributable to noncontrolling interests	92.7	53.6
Net earnings attributable to Fluor Corporation	$327.9	$316.1
Basic earnings per share
Net earnings	$2.02	$1.88
Weighted average shares	162.6	168.6
Diluted earnings per share
Net earnings	$2.00	$1.86
Weighted average shares	164.1	169.9
New awards	$13,705.7	$15,695.9
Backlog	$37,048.9	$43,001.5
Work performed	$14,071.6	$13,077.7

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED JUNE 30	2013		2012(1)
Revenue
Oil & Gas	$2,856.5		$2,295.0
Industrial & Infrastructure	3,082.3		3,595.2
Government	674.5		871.4
Global Services	154.4		161.0
Power	422.6		205.7
Total revenue	$7,190.3		$7,128.3

Segment profit (loss) $ and margin %
Oil & Gas	$106.8	3.7%	$84.1	3.7%
Industrial & Infrastructure	129.4	4.2%	131.1	3.6%
Government	13.6	2.0%	39.9	4.6%
Global Services	27.6	17.9%	38.2	23.7%
Power	10.6	2.5%	(6.6)	(3.2)%
Total segment profit $ and margin %	$288.0	4.0%	$286.7	4.0%

Corporate general and administrative expense	(31.9)		(31.2)
Interest (expense) income, net	(2.2)		0.9
Earnings attributable to noncontrolling interests	44.8		31.8
Earnings before taxes	$298.7		$288.2

SIX MONTHS ENDED JUNE 30	2013		2012(1)
Revenue
Oil & Gas	$5,625.8		$4,335.8
Industrial & Infrastructure	6,214.5		6,636.9
Government	1,425.8		1,721.5
Global Services	304.3		343.6
Power	805.6		380.6
Total revenue	$14,376.0		$13,418.4

Segment profit (loss) $ and margin %
Oil & Gas	$211.3	3.8%	$157.5	3.6%
Industrial & Infrastructure	256.3	4.1%	244.6	3.7%
Government	54.9	3.9%	75.2	4.4%
Global Services	55.3	18.2%	71.2	20.7%
Power	3.8	0.5%	(8.5)	(2.2)%
Total segment profit $ and margin %	$581.6	4.0%	$540.0	4.0%

Corporate general and administrative expense	(64.5)		(69.0)
Interest (expense) income, net	(5.2)		3.6
Earnings attributable to noncontrolling interests	93.1		54.4
Earnings before taxes	$605.0		$529.0

(1) The company’s operations and maintenance activities, previously included in the Global Services segment, have been integrated into the Industrial & Infrastructure segment. Revenue and segment profit for 2012 have been recast accordingly.

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	JUNE 30,	DECEMBER 31,
	2013	2012
Cash and marketable securities, including noncurrent	$2,596.1	$2,610.0
Total current assets	6,186.5	6,094.1
Total assets	8,367.6	8,276.0
Total short-term debt	18.5	20.8
Total current liabilities	3,692.5	3,887.1
Long-term debt	496.4	520.2
Shareholders’ equity	3,599.7	3,341.3

Total debt to capitalization % (based on shareholders’ equity)	12.5%	13.9%
Shareholders’ equity per share	$22.08	$20.58

SELECTED CASH FLOW ITEMS

($ in millions)

SIX MONTHS ENDED JUNE 30	2013	2012

Cash provided by operating activities	$242.3	$81.7

Investing activities
Net (purchases) sales and maturities of marketable securities	(38.9)	(152.3)
Capital expenditures	(121.8)	(120.4)
Proceeds from disposal of property, plant and equipment	25.7	50.6
Investments in partnerships and joint ventures	(32.8)	(3.2)
Consolidation of a variable interest entity	24.7	—
Acquisitions	(7.7)	—
Other items	5.5	(4.6)
Cash utilized by investing activities	(145.3)	(229.9)

Financing activities
Repurchase of common stock	—	(132.9)
Dividends paid	(26.2)	(48.6)
Repayment of 5.625% Municipal Bonds	(17.8)	—
Repayment of convertible debt and notes payable	(8.6)	(0.3)
Distributions paid to noncontrolling interests, net of capital contributions	(44.3)	(36.8)
Other Items	3.4	3.9
Cash utilized by financing activities	(93.5)	(214.7)

Effect of exchange rate changes on cash	(53.0)	5.1

Decrease in cash and cash equivalents	$(49.5)	$(357.8)

Depreciation	$108.8	$103.0

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED JUNE 30	2013		2012(1)		% Chg

Oil & Gas	$3,311	46%	$5,046	69%	(34)%
Industrial & Infrastructure	3,568	50%	1,369	19%	161%
Government	256	3%	769	10%	(67)%
Power	59	1%	118	2%	(50)%
Total new awards	$7,194	100%	$7,302	100%	(1)%

SIX MONTHS ENDED JUNE 30	2013		2012(1)		% Chg

Oil & Gas	$6,375	47%	$8,966	57%	(29)%
Industrial & Infrastructure	5,812	42%	5,361	34%	8%
Government	1,012	7%	1,158	8%	(13)%
Power	507	4%	211	1%	140%
Total new awards	$13,706	100%	$15,696	100%	(13)%

BACKLOG TRENDS

($ in millions)

AS OF JUNE 30	2013		2012(1)		% Chg

Oil & Gas	$18,700	51%	$19,463	45%	(4)%
Industrial & Infrastructure	16,231	44%	21,372	50%	(24)%
Government	531	1%	505	1%	5%
Power	1,587	4%	1,662	4%	(5)%
Total backlog	$37,049	100%	$43,002	100%	(14)%

United States	$11,014	30%	$7,636	18%	44%
The Americas (excluding the United States)	12,168	33%	15,421	36%	(21)%
Europe, Africa and the Middle East	11,053	30%	10,585	24%	4%
Asia Pacific (including Australia)	2,814	7%	9,360	22%	(70)%
Total backlog	$37,049	100%	$43,002	100%	(14)%

(1) The company’s operations and maintenance activities, previously included in the Global Services segment, have been integrated into the Industrial & Infrastructure segment. New awards and backlog for 2012 have been recast accordingly.